UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

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Starwood Increases Offer to Acquire Monmouth Real Estate Investment Corp. to Net Consideration of $19.20 Per Share in Cash

Revised All-Cash Offer Delivers Higher, More Certain Value to Monmouth Shareholders than EQC’s Revised Proposal

Starwood Encourages Monmouth Board to Immediately Declare its Offer Superior and Proceed to Signing

MIAMI, August 18, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today submitted an enhanced all-cash, fully financed, fully actionable proposal to acquire Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth”) for $19.93 per Monmouth share reduced by the termination fee owed to Equity Commonwealth (“EQC”) of $72 million or $0.73 per share. Starwood’s enhanced proposal would provide net consideration of $19.20 per share to Monmouth shareholders after payment of the EQC termination fee, which was increased by $10 million by the Monmouth Board on August 16, 2021. Starwood’s proposal offers Monmouth shareholders a premium to EQC’s revised offer with 100% cash-certain value (versus EQC’s offer, where approximately 35% of the aggregate consideration would be paid out in cash1), and does not subject Monmouth shareholders to the uncertain and unsubstantiated future value creation from the EQC transaction, which is already worth less to shareholders given the decline in EQC shares since its revised proposal was announced.

Ethan Bing, Managing Director of Starwood, said, “Our increased all-cash offer is superior to EQC’s revised proposal given the higher certain value that is not exposed to market risk or dependent upon unproven execution. The EQC offer requires Monmouth shareholders to forego the certainty of our higher cash offer in exchange for speculative value creation from a merged entity with no synergies and no obvious competitive advantages in the highly competitive industrial sector where EQC has not actively participated.”

Starwood is not alone in its critique. Multiple third parties have highlighted EQC’s lack of experience in the industrial space, and expressed skepticism about the uncertain upside of the EQC transaction2:

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“In consideration of [EQC]’s limited presence in industrial real estate, and the noticeable gap between EQC’s recent industrial acquisition history and the billions of dollars of acquisitions that are planned for the combined company, there remains substantial uncertainty that the combined company will be able to execute on the post-transaction opportunities touted by MNR’s board.” (Institutional Shareholder Services Inc. (“ISS”) report, August 6, 2021)

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“Our views on the combination remain unchanged with key concern EQC’s competitive advantage in highly competitive industrial space and now with less dry powder to propel future growth.” (Citi Research report, August 16, 2021)

Bing added, “The Monmouth Board, whose initial process was led by a strategic alternatives committee that ISS rightly criticized as ‘not fully independent,’ appears committed to the interests of Monmouth insiders rather than its fiduciary duty to maximize value for all Monmouth shareholders. The Monmouth

[1]	Based on the closing price of EQC’s common stock of $26.20 per share as of August 18, 2021.
[2]	Permission to use quotations neither sought nor obtained.

Board’s decision to increase the termination fee for EQC, without having engaged in a single conversation with a committed all-cash bidder already at a significant premium to EQC, is yet another disappointing breach of faith to its shareholders – a clear effort to protect EQC from competing bidders willing to offer superior and more certain value to Monmouth shareholders. In contrast, Starwood has not raised its termination fee in connection with its revised offer.”

Bing concluded, “We stand ready to sign the already-negotiated merger agreement with Monmouth. We urge the Monmouth Board to act in the best interest of all its shareholders by immediately declaring our increased offer superior, foregoing any future actions which would deprive shareholders from realizing maximum value, and proceeding quickly to finalize our proposed transaction for the benefit all Monmouth shareholders.”

The full text of Starwood’s letter to the Monmouth Board regarding its enhanced proposal is incorporated below:

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August 18, 2021

Monmouth Real Estate Investment Corporation

101 Crawfords Corner Road, Suite 1405

Holmdel, NJ 07733

Attention: Eugene W. Landy, Chairman of the Board

On behalf of Starwood Real Estate Income Trust, Inc. (“Starwood” or “we”), we are pleased to submit this enhanced all-cash, fully financed, fully actionable proposal to acquire all of the outstanding common shares of Monmouth Real Estate Investment Corporation (“Monmouth”).

We are hereby increasing our purchase price to $19.93 per share in cash at closing, reduced by your increased termination fee owed to EQC of $0.73 per share, for a net cash consideration of $19.20 per share to Monmouth shareholders. All other terms of this proposal are consistent with the merger agreement that we previously submitted to you in July. Specifically, this proposal allows Monmouth shareholders to continue receiving dividends through closing of a transaction with Starwood without any reduction to the merger consideration. Further, we are not increasing our termination fee from $62 million, despite the greater value that this proposal offers to Monmouth shareholders and your recent decision to divert more shareholder value to EQC in the form of a higher termination fee.

With the price increase outlined above, our enhanced all-cash proposal definitively provides greater value and certainty for Monmouth shareholders than the amended EQC transaction announced on August 16th, which remains predicated upon speculative upside from merging two entities without obvious synergies or competitive advantages in the industrial sector. We urge the Monmouth Board of Directors to immediately declare our proposal a “Superior Proposal” under the existing merger agreement with EQC and move down a path that will deliver certain, maximum value for your shareholders and bring an efficient conclusion to this lengthy process without adding additional undue costs.

We stand ready to sign the already-negotiated merger agreement with you and finalize a transaction that will benefit all Monmouth shareholders.

Thank you for your continued consideration.

Regards,

Starwood Real Estate Income Trust, Inc.

Christopher Graham	Ethan B. Bing
Chief Investment Officer	Managing Director

If you have questions about how to vote your shares, please contact:

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About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

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